IMPORTANT ANNOUNCEMENT

I am pleased to announce that we have executed an agreement whereby we will be acquiring all Bradford County offices of Sovereign Bank. These six offices have total deposits of nearly $80 million. We will also receive Sovereign's Bradford County loan portfolio totaling approximately $35 million. This announcement is the culmination of contacts with Sovereign's management for the past 18 months and extensive negotiations over the past 60 days. As many of you have probably heard all offices of Sovereign Bank a Counties have likewise been scheduled for sale to two other banks.

Your Board of Directors and senior management have worked very hard to reach this point. I want to express my gratitude to them for being such a critical part of this success. Yet we recognize that a lot of work remains to be done. We must assure the new employees and customers that we are a great bank to be a part of. We must emphasize that they are finally, after having gone through changes from First Bank of Troy to Commonwealth Bank to Meridian Bank to Corestates, to First Union and to Sovereign Bank th o the true community bank style of service.

The consummation date for this acquisition is anticipated to be around September 30th. This date will depend greatly on the arrangements that can be made for conversion of deposit and loan accounts from Sovereign's computer system to ours.

Following is a market share report based on June 30, 1999 deposits for all banks in Bradford, Potter and Tioga Counties. In Potter and Tioga Counties, First Citizens National Bank, the wholly owned subsidiary of Citizens Financial Services, Inc. has a 33.2% and 34.75% share of the market. When focusing on Bradford County, we currently have an 11.61% market share. With the addition of the Sovereign branches, we will increase our corporation's market share to 22.7 $150 million. It is also important to note that Bradford County deposits of all banks total $680 million more than Tioga and Potter Counties combined.

You can see from this information at least one reason why this acquisition makes great sense we gain significant market share and deposit volume in a county with significant size and potential.

From an economic point of view, we believe this transaction will be accretive to earnings in 2001. It is anticipated that our 2001 earnings will be enhanced by 10%.

On a very technical point, the purchase of these branch offices will be accounted for by what is referred to as purchase accounting. Purchase accounting requires that the deposit premium we pay for these six offices be amortized over approximately 10 years. So the 10% accretion in 2001 earnings is net of this amortization charge. Cash based income actually increases by another $900 thousand. By these measures, whether "accounting" net income or "cash basis" earnings, the positive benefits are expected to be significant.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

from the desk of Richard E. Wilber

Where Is Your Footprint?

					June '99
COUNTY	RANK	INSTITUTION	TYPE	# OF BRANCHES	TOTAL DEPOSITS	MARKET SHARE
Bradford, PA	1	Citizens & Northern Corp.	Bank	8	271,617	39.91
	2	Keystone Financial Inc.	Bank	12	150,699	22.15
	3	Peoples LTD	Bank	5	97,578	14.34
	4	Citizens Financial Services	Bank	4	79,010	11.61
	5	Sovereign Bancorp, Inc.	Thrift	6	75,760	11.13
	6	Grange National Banc Corp	Bank	1	5,834	0.86
		Total		36	$680,498

Potter, PA	1	Citizens Financial Services	Bank	2	59,323	33.20
	2	Sovereign Bancorp, Inc.	Thrift	4	55,965	31.32
	3	Citizens Bancorp, Inc.	Bank	1	55,407	31.01
	4	First NB of Port Allegany	Bank	1	7,978	4.47
		Total		8	$178,673

Tioga, PA	1	Citizens & Northern Corp.	Bank	7	193,495	46.66
	2	Citizens Financial Services	Bank	4	144,104	34.75
	3	Sovereign Bancorp, Inc.	Thrift	4	66,182	15.96
	4	Elmira Savings Bank	Thrift	1	10,064	2.43
	5	Keystone Financial Inc.	Bank	1	860	0.21
		Total		17	$414,705